Exhibit 99.1

NEWS RELEASE

Travelers to Sell Its Canadian Personal Insurance Business and Majority of Its

Canadian Commercial Insurance Business to Definity for US$2.4 Billion

Travelers will retain its market-leading surety business in Canada

NEW YORK, May 27, 2025 – The Travelers Companies, Inc. (NYSE: TRV) today announced that it has signed a definitive agreement to sell the personal insurance business and the majority of the commercial insurance business of Travelers Canada to Definity Financial Corporation (TSX: DFY) for approximately US$2.4 billion. The purchase price represents a multiple of 1.8 times book value, adjusting for approximately US$0.8 billion of excess local capital which is being repatriated as part of this transaction in a tax-efficient manner. Travelers, which is the largest surety writer in North America, will retain its premier Canadian surety business. The transaction is expected to close in the first quarter of 2026, subject to regulatory approvals and other customary closing conditions.

“This transaction is a reflection of our steadfast commitment to disciplined capital allocation and long-term value creation,” said Alan Schnitzer, Chairman and Chief Executive Officer of Travelers. “The evolution of the Canadian market over the past decade has made Definity a natural long-term owner for this business, a view affirmed by the compelling value of their proposal. I am confident that our Canadian customers, brokers and colleagues will benefit from being part of one of the country’s leading and fully integrated property casualty insurers.”

Travelers expects to use approximately US$0.7 billion of the net cash proceeds of the transaction for additional share repurchases in 2026, while retaining the remainder to support ongoing operations and for general corporate purposes. The transaction and resulting share repurchases are expected to be slightly accretive to the company’s earnings per share in each of the next several years.

Jefferies LLC acted as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP and Stikeman Elliott LLP served as legal advisors to Travelers in this transaction.

Calculation of Book Value Multiple

The price to book value multiple calculation excludes approximately US$0.8 billion of excess local capital from both the numerator (purchase price) and the denominator (book value). Book value is based on the equity of the entities being sold as of Dec. 31, 2024, after taking into account the separation of the surety business and measured on an IFRS basis.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and generated revenues of more than $46 billion in 2024. For more information, visit Travelers.com.

Forward-Looking Statements

All statements in this press release other than statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, among others, statements regarding expected closing of the transaction, use of proceeds, financial impact of the sale and share repurchases. Actual results of matters addressed in these forward-looking statements involve risks and uncertainties and may differ substantially from those expressed or implied. Some of the factors that could cause actual results to differ are discussed under the heading “Risk Factors” and “Forward-Looking Statements” in the company’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. In addition, the transaction is subject to closing conditions, including obtaining required regulatory approvals and the satisfaction of other customary closing conditions, and may not occur. The forward-looking statements in this press release speak only as of the date of this press release, and we undertake no obligation to update any forward-looking statements.

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Investors:

Abbe Goldstein, 917-778-6825

Media:

Patrick Linehan, 917-778-6267